Exhibit 99.1
Motorola Completes Acquisition of Symbol Technologies
Transaction Positions Motorola as a Global Leader in Enterprise Mobility
Enhances Motorola’s Technology Leadership and Advances the Company’s Vision of Seamless Mobility
SCHAUMBURG, Ill. — 9 January 2007 — Motorola, Inc. (NYSE: MOT) announced today that it has completed its acquisition of Symbol Technologies, Inc. (NYSE: SBL). The transaction has a total equity value of approximately $3.9 billion on a fully-diluted basis. Symbol will be the core of Motorola’s enterprise mobility business, uniquely positioning the company to take enterprise mobility to a new level. Motorola now will offer the broadest array of innovative products and technologies available that enable enterprise customers to have access to business-critical information anytime, anywhere.
As previously announced on September 19, 2006, the two companies signed a definitive merger agreement under which Motorola has now acquired all of the outstanding shares of Symbol common stock. The transaction was completed today following approval of the merger by Symbol shareholders at a special meeting of shareholders. With the closing of the transaction, trading in Symbol common stock was halted at the close of business today. Symbol now becomes a part of Motorola Networks & Enterprise, a business with a combined revenue of $13 billion for 2005.
As companies look for strategies to address the growing need for a workforce that is mobile, yet connected to the information they need, Motorola’s new enterprise mobility business will lead the marketplace by providing cutting-edge, end-to-end products and services, coupled with application-specific solutions from a vast channel partner network.
“By combining our complementary technology portfolios, deep industry-specific domain knowledge, sales channels and customer bases, the new Motorola enterprise mobility business establishes itself as a global leader in providing real-time technology solutions for customers, both inside and outside the four walls of their enterprise,” said Greg Brown, president of Motorola Networks & Enterprise.
Motorola’s enterprise mobility business will address the entire spectrum of enterprise mobility needs from the shop floor to the corner office, providing workers with access to information out in the field, in the factory, at cash registers, at a patient’s bedside and throughout the supply chain. The end result is seamless information exchange across functions, geographies and devices that allows employees to make more informed decisions, be more productive and gain a competitive edge.
The enterprise mobility business will offer a device portfolio ranging from mobile office devices like the Motorola Q to rugged mobile and wearable computers from Symbol. The new business will be a leader in enterprise wireless infrastructure (WLAN), field network solutions, bar code scanning, radio frequency identification (RFID) solutions and network design and management software, including security applications. A comprehensive mobility management platform will enable CIOs and IT leaders to secure and manage mobile devices across the enterprise, delivering a platform to rapidly deploy applications and collaboration tools to increase worker productivity and efficiency.
In addition, Motorola enterprise mobility devices will integrate and utilize capabilities gained through Motorola’s recently completed acquisition of Good Technology. Good Technology’s wireless messaging, data access and handheld security offerings provide intuitive and advanced productivity solutions for mobile professionals with enterprise-level device security and management.
Sal Iannuzzi, former president and CEO of Symbol, will serve as president of the new Motorola enterprise mobility business. The business will be based at the former Symbol headquarters building in Holtsville, N.Y., and will utilize resources throughout Motorola.
“Through our merger with Motorola, we have delivered value to our shareholders and have created a business that is uniquely positioned to provide enterprise customers with an unrivaled product portfolio,” said Iannuzzi. “We are blending Symbol’s 30 years of enterprise expertise with Motorola’s leadership in mobility to achieve an elevated position as a global enterprise mobility leader.”
For information on the new Motorola enterprise mobility business, please visit www.motorola.com/symbol.
Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not historical facts are forward-looking statements and are based on Motorola’s and Symbol’s current expectations, which are subject to numerous risks and involve numerous uncertainties. Such forward-looking statements include, but are not limited to, statements about: future products and technologies from the new combined business, future financial and operating results of the combined business, benefits and synergies of the transaction and future opportunities for the combined business. Motorola cautions the reader that the factors below, as well as those on pages 19 through 27 in Item 1A of Motorola’s 2005 Annual Report on Form 10-K and in its other SEC filings and those in Symbol Technologies’ Annual Report on Form 10-K for the year ended December 31, 2005 and in its other SEC filings, could cause Motorola’s actual results to differ materially from those predicted in the forward-looking statements. Important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, include: (i) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all; (ii) Motorola’s ability to successfully integrate Symbol Technologies’ operations into those of Motorola and the possibility that such integration may be more difficult, time-consuming or costly than expected; (iii) revenues following the transaction may be lower than expected; (iv) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; (v) the retention of certain key employees at Symbol Technologies; (vi) the inability to protect either party’s intellectual property rights may weaken its competitive position; (vii) certain software is licensed from third parties who require, among other things, the payment of royalties, which could affect the development and enhancement of either party’s products; (viii) third parties may claim that either party’s products infringe their intellectual property rights. Motorola undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events, or otherwise.
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of Seamless Mobility, the people of Motorola are committed to helping you get and stay connected simply and seamlessly to the people, information, and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $35.3 billion in 2005. For more information about our company, our people and our innovations, please visit http://www.Motorola.com.
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Media Contacts:
Brian Kyhos
Motorola Networks & Enterprise
+1-847-435-9568
kyhos@motorola.com

Patricia Hall
Motorola Enterprise Mobility business
Motorola Networks & Enterprise
+1-631-738-5636
patricia.hall@symbol.com
Jennifer Weyrauch-Erickson
Motorola
+1-847-435-5320
jennifer.weyrauch@motorola.com